PROMISSORY NOTE





DATE OF NOTE:         February 27, 1996



AMOUNT OF NOTE:  $225,000.00



MATURITY DATE:     March 15, 2006



INTEREST RATE:  Seven and one-half percent (7.5%) per annum



For Value Received, HENDERSON'S WHARF MARINA, L.P., a Delaware limited partnership (the "Maker"), promises to pay to the order of HWFP, INC., a Maryland corporation, or its successors and assigns (collectively, the "Payee"), the principal sum of TWO HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($225,000.00), plus interest on the unpaid principal balance (herein called the "Principal Amount") at the rate of seven and one-half percent (7.5%) per annum from the date of this Note until paid in full.

1. PAYMENTS. Interest from the date of this Note until March 14, 1996 shall be due and payable on March 15, 1996.
Thereafter, this Note shall be payable in one hundred twenty
(120) successive monthly payments of principal and interest, each in the amount of Two Thousand Eighty-five and 78/00 Dollars ($2085.78), commencing on April 15, 1996 and continuing on the first day of each succeeding calendar month until the entire outstanding Principal Amount and all accrued and unpaid interest thereon and all other sums payable hereunder shall be paid in full. All payments on this Note shall be applied first to late charges and other fees payable hereunder, if any, then to accrued and unpaid interest and then in reduction of the Principal Amount. All payments of principal and interest and any other charges due hereunder shall be payable at HWFP, Inc., c/o J.E. Robert Companies, 1650 Tysons Boulevard, Suite 1600, McLean, Virginia 22102, Attention: Stephen E. Cox, or such other place as the Payee may designate in writing. Interest shall be calculated based upon a 360-day year comprised of twelve (12) months of thirty (30) days each, and actual number of days elapsed.

2. MATURITY DATE. The entire outstanding Principal Amount, together with all accrued and unpaid interest thereon and all other sums payable hereunder, shall mature and be due and payable in full to the Payee on March 15, 2006 (the "Maturity Date").

3. ACCELERATION; EXPENSES. The Payee may accelerate the Maturity Date if an Event of Default (as defined in the hereinafter referenced Mortgage) shall occur, regardless of any prior forbearance. The Maker shall pay all of the costs and expenses incurred by the Payee in connection with collecting or attempting to collect any sums due under this Note or enforcing any provision of this Note, the Mortgage or any of the other Loan Documents (hereinafter defined), including, but not limited to, attorneys' fees and disbursements and applicable statutory costs, whether incurred out of court or in litigation, including pre-trial, appellate and bankruptcy proceedings.

4. LATE PAYMENTS AND DEFAULT INTEREST. If any amount due under this Note is not received by the Payee within five (5)calendar days after the date such amount is due, the Maker shall pay to the Payee a late charge equal to five (5%) percent of such overdue amount, which late charge shall be immediately due and payable without notice or demand by the Payee. During the continuance of an Event of Default, interest on the Principal Amount shall accrue at the rate of five percent (5%) per annum in excess of the then applicable rate of interest hereunder (the "Default Rate") until the Principal Amount, together with all accrued interest thereon, is paid in full. The foregoing shall not be construed as a waiver by Payee of its right to pursue any other remedies available to it under this Note, the Mortgage, or any other document or instrument now or hereafter executed or delivered in connection with the loan evidenced hereby (together with all extensions, renewals, modifications, amendments and substitutions thereof or therefor, the "Loan Documents"). All amounts evidenced hereby shall bear interest at the Default Rate from the date of maturity of this Note, by acceleration or otherwise, until paid.

5. PREPAYMENT. This Note may be prepaid in whole or in part at any time without premium or penalty. All prepayments shall be applied against the Principal Amount in the inverse order of maturity and shall not extend or postpone the due date of any subsequent monthly installments or change the amount of such installments, unless the Payee shall agree otherwise in writing.

6. WAIVER; NO RELEASE; REMEDIES CUMULATIVE. Presentment, demand, notice of dishonor, notice of protest and protest are hereby waived by all makers, sureties, guarantors and endorsers hereof. This Note shall be the joint and several obligation of all makers, sureties, guarantors and endorsers, and shall be binding upon them and their successors and assigns. No release of any person liable for the indebtedness evidenced hereby, and no release of any security for the indebtedness evidenced by this Note, or any portion thereof, and no extension, alteration, amendment, subordination or waiver of any provision of this Note or of any other Loan Document made by agreement between the Payee and any other person or party shall release, discharge, modify, change or affect the liability of the Maker or any other person now or hereafter liable under this Note or under such other Loan Document. The remedies provided the Payee in this Note, the Mortgage and the other Loan Documents shall be cumulative and concurrent, and shall be in addition to every other right or remedy now or hereafter provided by law or equity. Such remedies may be pursued singly, successively or together against the Maker, any of the property subject to the Mortgage, or any other security at the option of the Payee. The Maker hereby expressly waives any right to make a claim for or relating to the marshaling of assets. The Maker hereby expressly waives any right to grace, right of offset or defenses of any kind. The failure to exercise or delay in exercising any such remedy shall not be construed as a waiver or release thereof.

7. THE MORTGAGE; GOVERNING LAW. The indebtedness evidenced by this Note is secured by, among other things, a deed of trust dated as of the date hereof, encumbering premises known as Henderson's Wharf Marina, located in Baltimore, Maryland (the "Mortgage"), and is subject to all of the terms and conditions thereof. Reference is made thereto and the other
Loan Documents for certain rights as to acceleration of the indebtedness evidenced by this Note. Upon the occurrence of an Event of Default, the Principal Amount and all accrued and unpaid interest thereon, and all other amounts secured by the Mortgage shall, at the option of the Payee, become immediately due and payable. This Note shall be governed by the laws of the State of Maryland, without regard to conflicts of law provisions.

8. LEGAL RATE OF INTEREST. This Note is subject to the express condition that at no time shall the Maker be obligated or required to pay interest on the Principal Amount at a rate in excess of the maximum rate which the Maker is permitted by law to contract or agree to pay. If by the terms of this Note, the Maker at any time is required or obligated to pay interest on the Principal Amount at a rate in excess of such maximum rate, then the rate of interest hereunder shall be deemed to be reduced immediately and automatically to such maximum rate, interest payable hereunder shall be computed at such maximum rate and any prior interest payment made in excess of such maximum rate shall be immediately and automatically applied to, and shall be deemed to have been payment made in reduction of, the Principal Amount.

9. INVALIDITY. In the event any one or more of the provisions contained in this Note or any other Loan Document shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note or such other Loan Document, but this Note and the other Loan Documents shall be construed as if such invalid, illegal or unforceable provision had never been contained herein or therein.

10. CAPTIONS. The captions and headings set forth in this Note are for convenience purposes only and shall not limit, define or otherwise have any effect on the interpretation of the agreements and understandings set forth herein.

11. RELATIONSHIP OF PARTIES. The Payee shall in no event be construed for any purpose to be a partner, joint venturer or associate of the Maker, or of any lessee, operator, concessionaire or licensee of the Maker, in the conduct of their respective businesses.

12. MODIFICATION. This Note may not be modified, amended, discharged or waived orally, but only by an agreement in writing signed by the party against whom such modification, amendment, discharge or waiver is sought to be enforced.

13.  PURPOSE OF LOAN.    The Maker warrants and represents that the
loan evidenced hereby is being made for business or investment purposes.

WITNESS OR ATTEST:            HENDERSON'S WHARF MARINA, L.P.
[CORPORATE SEAL]              a Delaware limited partnership



                         By: Henderson's Wharf DevelopmentCorporation, a Delaware corporation, its sole general partner

                         By:
                              Terrence P. Sullivan,
                              President





                              Maker's Address:

                              c/o Claremont Management Corporation
                              Battermarch Park II
                              Quincy, Massachusetts  02169